EXHIBIT (a)(25)

            GBV FUNFTE GESELLSCHAFT FUR BETEILIGUNGSVERWALTUNG MBH
                                 OPERNPLATZ 1
                                 D-45128 ESSEN
                                    GERMANY




                                                                 July 17, 2002





                    RE: RECOMMENDED CASH OFFER (THE "OFFER") MADE BY GBV FUNFTE GESELLSCHAFT FUR BETEILIGUNGSVERWALTUNG MBH (A WHOLLY-OWNED SUBSIDIARY OF RWE AG) AND (OUTSIDE THE UNITED STATES) BY MERRILL LYNCH INTERNATIONAL ON ITS BEHALF FOR THE WHOLE OF THE ISSUED AND TO BE ISSUED SHARE CAPITAL OF INNOGY HOLDINGS PLC, INCLUDING AMERICAN DEPOSITARY SHARES AS SET OUT IN THE OFFER DOCUMENT DATED 28 MARCH 2002 (THE "OFFER DOCUMENT")



Dear Innogy ADR Holder:

Please be advised the Subsequent Offer Period (as defined in the Offer Document) will end on July 31, 2002, therefore it will not be possible to accept the Offer after this date.

The ADR department of The Bank of New York will be writing to you separately to advise on the mechanics of obtaining cash in respect of each ADS that you hold.

If you have any questions, please contact (800) 507-9357.


Yours sincerely,

The Directors of the Offeror